Exhibit 99.1

American Financial Group, Inc. to Redeem

Its Senior Convertible Notes

Cincinnati, Ohio-April 14, 2008--American Financial Group, Inc. (NYSE/NASDAQ:AFG) announced today that it has called for redemption its Senior Convertible Notes due June 2, 2033. The redemption date is June 2, 2008. The redemption price is $371.53 plus accrued and unpaid cash interest in the amount of $7.43 per $1,000 in principal amount at maturity. If all of the notes were redeemed, the aggregate redemption amount, including interest, would be approximately $193.5 million. Original issue discount or cash interest, including contingent cash interest and semiannual interest, will not accrue on and after the redemption date.

Alternatively, holders may convert each $1,000 principal amount of the notes into 17.2524 shares of AFG common stock. Based upon the April 11, 2008 closing price of $25.66 of AFG's common stock, such number of shares would have a market value of $442.70. As a result, AFG anticipates that virtually all of the notes will be presented for conversion.

Notes presented for conversion will be retired with a combination of cash and AFG common stock. For each $1,000 principal amount at maturity of notes that are converted before the close of business on May 29, 2008, AFG will pay $371.53 in cash in lieu of common stock, and shares of company stock for the amount, if any, in excess of $371.53 up to the value of 17.2524 shares of AFG common stock (calculated using the five-day average closing price of such shares following the Conversion Agent's receipt of a notice and the notes for conversion).

AFG intends to use cash on hand and borrowings under its bank credit facility to fund the cash payments to be made upon conversion and/or redemption of the notes. AFG believes it will have retired more shares of its common stock through open market purchases in 2008 than it will issue upon conversion of the notes.

Holders Converting

Any holder who desires to convert the notes must (a) complete and manually sign a conversion notice and deliver such notice to the Conversion Agent,

Corporate Trust Services

U.S. Bank West Side Flats Operations Center

60 Livingston Avenue

St. Paul, MN 55107

Mail Station: EP-MN-WS2N
Attention:	Lori Buckles	Telephone:	651-495-3520
	Email:	lori.buckles@usbank.com
	Fax:	651-495-8158

(b) surrender the note to the Conversion Agent, (c) furnish appropriate endorsements and transfer documents if required by the Conversion Agent, AFG, or the Trustee and (d) pay all transfer or similar taxes, if required. Holders may obtain conversion notices from the Conversion Agent. Cash and common stock due upon conversion (including cash for fractional shares) will be sent to registered holders who have opted to convert their notes upon completion of all of the conversion requirements set forth above.

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Failure of holders to convert the notes prior to the close of business on May 29, 2008 will limit such holders' payment to the redemption price plus accrued and unpaid interest.

Holders Not Converting

Holders not converting must surrender the notes to the Paying Agent, U.S. Bank, to collect the redemption price and accrued and unpaid cash interest, if any. The notes shall be redeemed, by mail or by hand delivery, at the offices of the Paying Agent,

U.S. Bank National Association
Corporate Trust Services
P.O. Box 6411
St. Paul, MN 55164-0112

A check for the redemption amount will be sent to registered holders upon the surrender to the Paying Agent of the certificates representing the notes. If you have any questions concerning procedures for redemption, please call U.S. Bank at 1-800-934-6802.

About American Financial Group, Inc.

American Financial Group is an insurance holding company, based in Cincinnati, Ohio with assets in excess of $25 billion. Through the operations of the Great American Insurance Group, AFG is engaged primarily in property and casualty insurance, focusing on specialized commercial products for businesses, and in the sale of traditional fixed, indexed and variable annuities and a variety of supplemental insurance products. Great American Insurance Group's roots go back to 1872 with the founding of its flagship company, Great American Insurance Company.

Forward Looking Statements

This press release contains certain statements that may be deemed to be "forward-looking statements" within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. All statements in this press release not dealing with historical results are forward-looking and are based on estimates, assumptions and projections.

Contact:	American Financial Group, Inc.
Anne N. Watson, 513-579-6652
Vice President - Investor Relations

Web Sites:	www.afginc.com
www.GreatAmericanInsurance.com